Exhibit 99.1
Post Holdings Reports Results for the Fourth Quarter and Fiscal Year 2023
St. Louis - November 16, 2023 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the fourth fiscal quarter and fiscal year ended September 30, 2023.
Highlights:
•Fourth quarter net sales of $1.9 billion; operating profit of $153.0 million; net earnings from continuing operations of $65.7 million and Adjusted EBITDA (non-GAAP)* of $349.0 million
•Fiscal year net sales of $7.0 billion; operating profit of $598.9 million; net earnings from continuing operations of $301.3 million and Adjusted EBITDA of $1,233.4 million
•Fiscal year 2024 Adjusted EBITDA (non-GAAP)* expected to range between $1,200-$1,260 million
*For additional information regarding non-GAAP measures, such as Adjusted EBITDA, Adjusted net earnings from continuing operations, Adjusted diluted earnings from continuing operations per common share and segment Adjusted EBITDA, see the related explanations presented under “Use of Non-GAAP Measures” later in this release. Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including the adjustments described under “Outlook” below.
Basis of Presentation
On March 10, 2022, Post’s distribution to its shareholders of 80.1% of its interest in BellRing Brands, Inc. (“BellRing”) was completed, and Post has subsequently disposed of the remaining portion of its interest in BellRing. Accordingly, the historical results of the BellRing business have been presented as discontinued operations in Post’s financial statements for prior periods.
On April 28, 2023, Post completed its acquisition of a portion of The J. M. Smucker Company’s (“Smucker”) pet food business (“Pet Food”), the results of which are included in the Post Consumer Brands segment.
Fourth Quarter Consolidated Operating Results
Net sales were $1,945.4 million, an increase of 23.2%, or $366.3 million, compared to $1,579.1 million in the prior year period, and included $404.5 million in net sales from Pet Food. Excluding the benefit from Pet Food in the current year period, net sales growth in Post Consumer Brands and Weetabix (driven by higher net selling prices) was offset by declines in Foodservice (driven by the pass-through of lower egg costs and lower avian influenza pricing premium) and Refrigerated Retail (driven by price elasticities). Gross profit was $551.4 million, or 28.3% of net sales, an increase of 40.4%, or $158.8 million, compared to $392.6 million, or 24.9% of net sales, in the prior year period.
Selling, general and administrative (“SG&A”) expenses were $309.5 million, or 15.9% of net sales, an increase of 38.3%, or $85.7 million, compared to $223.8 million, or 14.2% of net sales, in the prior year period. The increase was primarily driven by the inclusion of Pet Food. SG&A expenses in the fourth quarter of 2023 included $10.9 million of integration costs, which were primarily related to the Pet Food acquisition and were treated as an adjustment for non-GAAP measures. Operating profit was $153.0 million, an increase of 16.0%, or $21.1 million, compared to $131.9 million in the prior year period. Operating profit in the fourth quarter of 2023 included a non-cash goodwill impairment of $42.2 million, which is discussed later in this release and was treated as an adjustment for non-GAAP measures.
Both net earnings from continuing operations and net earnings were $65.7 million, a decrease of 21.7%, or $18.2 million, compared to $83.9 million in the prior year period. Net earnings from continuing operations included the following:

	Three Months Ended September 30,
(in millions)	2023	2022
Gain on extinguishment of debt, net (1)	$(19.3)	$(81.7)
Income on swaps, net (1)	(19.5)	(45.1)
Loss on investment in BellRing (1)	—	45.7
Equity method loss, net of tax	0.1	17.8
Net (loss) earnings attributable to noncontrolling interests (2)	(0.2)	2.5
(1) Discussed later in this release and were treated as adjustments for non-GAAP measures.
(2) Prior year results primarily reflected the allocation of 69.0% of Post Holdings Partnering Corporation’s (“PHPC”) consolidated net earnings to noncontrolling interests prior to the dissolution of PHPC (the “PHPC Dissolution”).

Diluted earnings from continuing operations per common share were $1.01, compared to $1.32 in the prior year period. Adjusted net earnings from continuing operations (non-GAAP)* were $110.9 million, compared to $54.1 million in the prior year period. Adjusted diluted earnings from continuing operations per common share (non-GAAP)* were $1.63, compared to $0.85 in the prior year period.
Adjusted EBITDA was $349.0 million, an increase of 24.8%, or $69.3 million, compared to $279.7 million in the prior year period.
Fiscal Year 2023 Consolidated Operating Results
Net sales were $6,991.0 million, an increase of 19.5%, or $1,139.8 million, compared to $5,851.2 million in the prior year. Gross profit was $1,881.7 million, or 26.9% of net sales, an increase of 28.2%, or $414.2 million, compared to $1,467.5 million, or 25.1% of net sales, in the prior year.
SG&A expenses were $1,078.4 million, or 15.4% of net sales, an increase of 19.2%, or $173.7 million, compared to $904.7 million, or 15.5% of net sales, in the prior year. SG&A expenses in the year ended September 30, 2023 included $15.6 million of transaction costs and $30.4 million of integration costs, which were primarily related to the Pet Food acquisition and were treated as adjustments for non-GAAP measures. SG&A expenses in the year ended September 30, 2022 included $32.1 million of transaction costs, which were primarily related to the BellRing distribution and were treated as adjustments for non-GAAP measures. Operating profit was $598.9 million, an increase of 44.1%, or $183.3 million, compared to $415.6 million in the prior year. Operating profit in the year ended September 30, 2023 included a non-cash goodwill impairment of $42.2 million, which is discussed later in this release and was treated as an adjustment for non-GAAP measures.
Net earnings from continuing operations were $301.3 million, a decrease of 59.0%, or $433.7 million, compared to $735.0 million in the prior year. Net earnings from continuing operations included the following:

	Year Ended September 30,
(in millions)	2023	2022
Gain on extinguishment of debt, net (1)	$(40.5)	$(72.6)
Income on swaps, net (1)	(39.9)	(268.0)
Gain on investment in BellRing (1)	(5.1)	(437.1)
Equity method loss, net of tax	0.3	67.1
Net earnings attributable to noncontrolling interests (2)	11.6	7.5
(1) Discussed later in this release and were treated as adjustments for non-GAAP measures.
(2) Primarily reflected the allocation of 69.0% of PHPC’s consolidated net earnings to noncontrolling interests prior to the PHPC Dissolution.
Diluted earnings from continuing operations per common share were $4.82, compared to $11.75 in the prior year. Adjusted net earnings from continuing operations were $358.1 million, or $5.34 per diluted common share, compared to $105.5 million, or $1.68 per diluted common share, in the prior year.
Adjusted EBITDA was $1,233.4 million, an increase of 28.0%, or $269.9 million, compared to $963.5 million in the prior year.
The prior year included net earnings from discontinued operations, net of tax and noncontrolling interest of $21.6 million. Net earnings were $301.3 million, or $4.82 per diluted common share, compared to $756.6 million, or $12.09 per diluted common share, in the prior year.

Post Consumer Brands
North American ready-to-eat (“RTE”) cereal, pet food and peanut butter.
For the fourth quarter, net sales were $1,008.0 million, an increase of 71.5%, or $420.4 million, compared to the prior year period. Net sales included $404.5 million in the fourth quarter of 2023 attributable to Pet Food. Excluding the benefit from Pet Food in the current year period, volumes decreased 6.2%, primarily driven by declines in peanut butter and branded cereal, partially offset by an increase in private label cereal. Segment profit was $141.0 million, an increase of 72.0%, or $59.0 million, compared to the prior year period. Segment Adjusted EBITDA (non-GAAP)* was $199.7 million, an increase of 73.1%, or $84.3 million, compared to the prior year period.
For fiscal year 2023, net sales were $3,033.1 million, an increase of 35.2%, or $790.4 million, compared to the prior year. Net sales included $679.8 million in fiscal year 2023 attributable to Pet Food. Segment profit was $378.8 million, an increase of 20.4%, or $64.2 million, compared to the prior year. Segment Adjusted EBITDA was $578.4 million, an increase of 26.7%, or $121.9 million, compared to the prior year.
Weetabix
Primarily United Kingdom (“U.K.”) RTE cereal, muesli and protein-based shakes.
For the fourth quarter, net sales were $134.9 million, an increase of 15.5%, or $18.1 million, compared to the prior year period. Net sales reflected a foreign currency exchange rate tailwind of approximately 810 basis points. Volumes increased 2.0%, driven by growth in protein-based shakes and private label biscuit. Segment profit was $15.1 million, a decrease of 45.5%, or $12.6 million, compared to the prior year period. Segment Adjusted EBITDA was $24.9 million, a decrease of 32.7%, or $12.1 million, compared to the prior year period.
For fiscal year 2023, net sales were $512.1 million, an increase of 7.3%, or $34.8 million, compared to the prior year. Segment profit was $73.9 million, a decrease of 32.5%, or $35.6 million, compared to the prior year. Segment Adjusted EBITDA was $110.2 million, a decrease of 24.9%, or $36.5 million, compared to the prior year.
Foodservice
Primarily egg and potato products.
For the fourth quarter, net sales were $569.5 million, a decrease of 9.0%, or $56.0 million, compared to the prior year period. Volumes decreased 1.1% as potato volumes increased 3.9% and egg volumes decreased 2.1%. Segment profit was $84.6 million, an increase of 20.9%, or $14.6 million, compared to the prior year period. Segment Adjusted EBITDA was $117.0 million, an increase of 6.8%, or $7.4 million, compared to the prior year period.
For fiscal year 2023, net sales were $2,425.9 million, an increase of 15.8%, or $330.9 million, compared to the prior year. Segment profit was $349.5 million, an increase of 131.5%, or $198.5 million, compared to the prior year. Segment Adjusted EBITDA was $480.5 million, an increase of 64.4%, or $188.2 million, compared to the prior year.
Refrigerated Retail
Primarily side dish, egg, cheese and sausage products.
For the fourth quarter, net sales were $233.3 million, a decrease of 6.4%, or $15.9 million, compared to the prior year period. Volumes decreased 8.2%, primarily due to elasticities resulting from inflation-driven price increases and a shift towards private label products. Volume information by product is disclosed in a table presented later in this release. Segment profit was $12.0 million, a decrease of 25.5%, or $4.1 million, compared to the prior year period. Segment Adjusted EBITDA was $30.7 million, a decrease of 14.2%, or $5.1 million, compared to the prior year period.
For fiscal year 2023, net sales were $1,019.7 million, a decrease of 1.6%, or $16.9 million, compared to the prior year. Segment profit was $69.2 million, an increase of 21.2%, or $12.1 million, compared to the prior year. Segment Adjusted EBITDA was $147.3 million, an increase of 6.9%, or $9.5 million, compared to the prior year.

Impairment of Goodwill and Other Intangible Assets
Non-cash goodwill impairment of $42.2 million was recorded in the fourth quarter of 2023 related to Post’s Cheese and Dairy reporting unit within the Refrigerated Retail segment. The goodwill impairment was driven primarily by the narrowing of the pricing gap between branded and private label competitors, resulting in distribution losses and declining profitability.
Interest, Gain on Extinguishment of Debt, Income on Swaps and Income Tax
Interest expense, net was $76.7 million in the fourth quarter of 2023, compared to $72.2 million in the fourth quarter of 2022. Interest expense, net was $279.1 million in fiscal year 2023, compared to $317.8 million in fiscal year 2022. The decrease in interest expense, net in fiscal year 2023 was primarily driven by a decrease in the aggregate average principal amount of debt outstanding resulting from repayments of certain indebtedness in the current and prior year.
Gain on extinguishment of debt, net of $19.3 million and $40.5 million was recorded in the three months and fiscal year ended September 30, 2023, respectively, primarily in connection with Post’s partial repurchase of its 4.50% senior notes due September 2031 and 4.625% senior notes due April 2030. Gain on extinguishment of debt, net of $81.7 million was recorded in the three months ended September 30, 2022 in connection with Post’s repayment of $638.4 million in total principal amounts to extinguish a portion of certain senior notes. Gain on extinguishment of debt, net of $72.6 million was recorded in fiscal year 2022 primarily in connection with Post’s repayment of $1,552.3 million in total principal amounts to extinguish a portion of certain senior notes.
Income on swaps, net relates to mark-to-market adjustments on interest rate swaps. Income on swaps, net was $19.5 million in the fourth quarter of 2023, compared to $45.1 million in the fourth quarter of 2022. Income on swaps, net was $39.9 million in fiscal year 2023, compared to $268.0 million in fiscal year 2022.
Income tax expense was $29.3 million in the fourth quarter of 2023, an effective income tax rate of 30.9%, compared to $42.4 million in the fourth quarter of 2022, an effective income tax rate of 28.9%. Income tax expense was $99.7 million in fiscal year 2023, an effective income tax rate of 24.1%, compared to $85.7 million in fiscal year 2022, an effective income tax rate of 9.6%. For the three months ended September 30, 2023, the effective income tax rate differed significantly from the statutory tax rate primarily as a result of a non-deductible goodwill impairment. For the three months and fiscal year ended September 30, 2022, the effective income tax rate differed significantly from the statutory tax rate primarily as a result of discrete income tax benefit items related to a non-cash mark-to-market adjustment on Post’s investment in BellRing and Post’s equity method loss attributable to 8th Avenue Food & Provisions, Inc. (“8th Avenue”).
Share Repurchases
During the fourth quarter of 2023, Post repurchased 1.6 million shares of its common stock for $136.5 million at an average price of $87.52 per share. During fiscal year 2023, Post repurchased 4.4 million shares for $387.0 million at an average price of $87.13 per share. Subsequent to the end of the fourth quarter of 2023 and through November 16, 2023, Post repurchased 0.3 million shares of its common stock for $23.7 million at an average price of $83.57 per share. As of November 16, 2023, Post had $178.7 million remaining under its share repurchase authorization.
Outlook
Post management expects Adjusted EBITDA for fiscal year 2024 to be between $1,200-$1,260 million. This guidance excludes any contribution from the previously announced acquisition of Perfection Pet Foods, LLC (“Perfection”), which is expected to be completed late in the fourth calendar quarter of 2023, Post’s first quarter of fiscal year 2024, subject to customary closing conditions.
Post management expects fiscal year 2024 capital expenditures to range between $400-$425 million, which includes Foodservice investment in the expansion of the Norwalk, Iowa precooked egg facility and the start of Phase II expansion of the Bloomfield, Nebraska cage-free egg facility, for an aggregate of $100-$110 million. This also includes $90-$100 million for Pet Food quality, safety, capacity, pilot plant and distribution network investments.
Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for income/expense on swaps, net, gain/loss on extinguishment of debt, net, equity method investment adjustment, mark-to-market adjustments on commodity and foreign exchange hedges, equity securities and investments, integration and transaction costs and other charges reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”

Use of Non-GAAP Measures
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings/loss from continuing operations, Adjusted diluted earnings/loss from continuing operations per common share, Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of bonuses for its executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding Post’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures.”
Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, November 17, 2023 at 9:00 a.m. ET to discuss financial results for the fourth quarter and fiscal year 2023 and fiscal year 2024 outlook and to respond to questions. Jeff A. Zadoks, Executive Vice President and Chief Operating Officer, and interim President and Chief Executive Officer, and Matthew J. Mainer, Senior Vice President, Chief Financial Officer and Treasurer, will participate in the call. President and Chief Executive Officer Robert V. Vitale will also join at the beginning of the call to share an update on his medical leave.
Interested parties may join the conference call by registering in advance at the following link: https://register.vevent.com/register/BI0ca0805c86804c3697075348f9759f2d. Upon registration, participants will receive a dial-in number and a unique passcode to access the conference call. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investors section of Post’s website at www.postholdings.com. A webcast replay also will be available for a limited period on Post’s website in the Investors section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the prospective financial information provided in this release, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided in this release is only an estimate of what Post’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on Post’s conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for fiscal year 2024 and Post’s capital expenditure outlook for fiscal year 2024. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•consumer and customer reaction to Post’s pricing actions;
•changes in economic conditions, financial instability, disruptions in capital and credit markets, changes in interest rates and fluctuations in foreign currency exchange rates;
•volatility in the cost or availability of inputs to Post’s businesses (including raw materials, energy and other supplies and freight);

•disruptions or inefficiencies in Post’s supply chain, inflation, labor shortages, public health crises, climatic events, avian influenza and other agricultural diseases and pests, fires and other events beyond Post’s control;
•Post’s ability to hire and retain talented personnel, leaves of absence of key employees, increases in labor-related costs, employee safety, labor strikes, work stoppages and unionization efforts;
•Post’s reliance on third parties for the manufacture of many of its products;
•Post’s high leverage, its ability to obtain additional financing and service its outstanding debt (including covenants restricting the operation of Post’s businesses) and a potential downgrade in Post’s credit ratings;
•the ability of Post and its private brand customers’ ability to compete in their product categories, including the success of pricing, advertising and promotional programs and the ability to anticipate and respond to changes in consumer and customer preferences and behaviors;
•the success of new product introductions;
•allegations that Post’s products cause injury or illness, product recalls and withdrawals, product liability claims and other related litigation;
•compliance with existing and changing laws and regulations;
•the impact of litigation;
•Post’s ability to complete the acquisition of substantially all of the assets of Perfection, successfully integrate Pet Food and the assets from the pending Perfection acquisition, deliver on the expected financial contribution, cost savings and synergies from these acquisitions and maintain relationships with employees, customers and suppliers for the acquired businesses, while maintaining focus on Post’s pre-acquisition businesses;
•Post’s and Smucker’s ability to comply with certain ancillary agreements associated with the Pet Food acquisition;
•Post’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions;
•Post’s ability to successfully implement business strategies to reduce costs;
•differences in Post’s actual operating results from any of its guidance regarding its future performance;
•impairment in the carrying value of goodwill or other intangibles;
•risks related to the intended tax treatment of Post’s divestitures of its interest in BellRing Brands, Inc.;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;
•costs, business disruptions and reputational damage associated with cybersecurity incidents, information technology failures or information security breaches;
•costs associated with the obligations of Bob Evans Farms, Inc. (“Bob Evans”) in connection with the sale of its restaurants business, including certain indemnification obligations and Bob Evans’s payment and performance obligations as a guarantor for certain leases;
•Post’s ability to protect its intellectual property and other assets and to license third-party intellectual property;
•risks associated with Post’s international businesses;
•business disruption or other losses from political instability, terrorism, war or armed hostilities or geopolitical tensions;
•changes in critical accounting estimates;
•losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;
•conflicting interests or the appearance of conflicting interests resulting from any of Post’s directors and officers also serving as directors or officers of other companies; and
•other risks and uncertainties described in Post’s filings with the Securities and Exchange Commission.
These forward-looking statements represent Post’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal and pet food categories and also markets Peter Pan® peanut butter. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the private brand food category through its ownership interest in 8th Avenue Food & Provisions, Inc. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com

(314) 806-3959
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2023	2022	2023	2022
Net Sales	$1,945.4	$1,579.1	$6,991.0	$5,851.2
Cost of goods sold	1,394.0	1,186.5	5,109.3	4,383.7
Gross Profit	551.4	392.6	1,881.7	1,467.5
Selling, general and administrative expenses	309.5	223.8	1,078.4	904.7
Amortization of intangible assets	45.3	36.5	160.7	146.0
Impairment of goodwill	42.2	—	42.2	—
Other operating expense, net	1.4	0.4	1.5	1.2
Operating Profit	153.0	131.9	598.9	415.6
Interest expense, net	76.7	72.2	279.1	317.8
Gain on extinguishment of debt, net	(19.3)	(81.7)	(40.5)	(72.6)
Income on swaps, net	(19.5)	(45.1)	(39.9)	(268.0)
Loss (gain) on investment in BellRing	—	45.7	(5.1)	(437.1)
Other expense (income), net	20.2	(5.8)	(7.6)	(19.8)
Earnings before Income Taxes and Equity Method Loss	94.9	146.6	412.9	895.3
Income tax expense	29.3	42.4	99.7	85.7
Equity method loss, net of tax	0.1	17.8	0.3	67.1
Net Earnings from Continuing Operations, Including Noncontrolling Interests	65.5	86.4	312.9	742.5
Less: Net (loss) earnings attributable to noncontrolling interests from continuing operations	(0.2)	2.5	11.6	7.5
Net Earnings from Continuing Operations	65.7	83.9	301.3	735.0
Net earnings from discontinued operations, net of tax and noncontrolling interest	—	—	—	21.6
Net Earnings	$65.7	$83.9	$301.3	$756.6

Earnings from Continuing Operations per Common Share:
Basic	$1.08	$1.39	$5.21	$12.07
Diluted	$1.01	$1.32	$4.82	$11.75
Earnings from Discontinued Operations per Common Share:
Basic	$—	$—	$—	$0.35
Diluted	$—	$—	$—	$0.34
Earnings per Common Share:
Basic	$1.08	$1.39	$5.21	$12.42
Diluted	$1.01	$1.32	$4.82	$12.09
Weighted-Average Common Shares Outstanding:
Basic	60.9	59.2	60.0	60.9
Diluted	68.0	63.8	67.0	62.7

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2023	September 30, 2022

ASSETS
Current Assets
Cash and cash equivalents	$93.3	$586.5
Restricted cash	23.9	3.6
Receivables, net	512.4	544.2
Inventories	789.9	549.1
Investment in BellRing	—	94.8
Investments held in trust	—	346.8
Prepaid expenses and other current assets	59.0	98.4
Total Current Assets	1,478.5	2,223.4

Property, net	2,021.4	1,751.9
Goodwill	4,574.4	4,349.6
Other intangible assets, net	3,212.4	2,712.2
Other assets	360.0	270.9
Total Assets	$11,646.7	$11,308.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1.1	$1.1
Accounts payable	368.8	452.7
Other current liabilities	435.4	370.0
Total Current Liabilities	805.3	823.8

Long-term debt	6,039.0	5,956.6
Deferred income taxes	674.4	688.4
Other liabilities	276.7	266.9
Total Liabilities	7,795.4	7,735.7

Redeemable Noncontrolling Interest	—	306.6

Shareholders’ Equity
Common stock	0.9	0.9
Additional paid-in capital	5,288.1	4,748.2
Retained earnings	1,416.5	1,109.0
Accumulated other comprehensive loss	(135.1)	(262.9)
Treasury stock, at cost	(2,728.3)	(2,341.2)
Total Shareholders’ Equity Excluding Noncontrolling Interests	3,842.1	3,254.0
Noncontrolling interests	9.2	11.7
Total Shareholders’ Equity	3,851.3	3,265.7
Total Liabilities and Shareholders’ Equity	$11,646.7	$11,308.0

SELECTED CONDENSED CONSOLIDATED CASH FLOWS FROM CONTINUING OPERATIONS
INFORMATION (Unaudited)
(in millions)

	Year Ended September 30,
	2023	2022
Cash provided by (used in):
Operating activities	$750.3	$384.2
Investing activities, including capital expenditures of $303.0 and $255.3	(669.3)	(220.2)
Financing activities	(555.7)	(237.2)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1.8	(8.3)
Net decrease in cash, cash equivalents and restricted cash	$(472.9)	$(81.5)

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2023	2022	2023	2022
Net Sales
Post Consumer Brands	$1,008.0	$587.6	$3,033.1	$2,242.7
Weetabix	134.9	116.8	512.1	477.3
Foodservice	569.5	625.5	2,425.9	2,095.0
Refrigerated Retail	233.3	249.2	1,019.7	1,036.6
Eliminations and Corporate	(0.3)	—	0.2	(0.4)
Total	$1,945.4	$1,579.1	$6,991.0	$5,851.2
Segment Profit
Post Consumer Brands	$141.0	$82.0	$378.8	$314.6
Weetabix	15.1	27.7	73.9	109.5
Foodservice	84.6	70.0	349.5	151.0
Refrigerated Retail	12.0	16.1	69.2	57.1

SUPPLEMENTAL REFRIGERATED RETAIL SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Retail segment.

Product	Volume Percentage Change
All	(8.2%)
Side dishes	(9.1%)
Egg	(13.6%)
Cheese	(0.7%)
Sausage	(0.8%)

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings/loss from continuing operations, Adjusted diluted earnings/loss from continuing operations per common share, Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Adjusted net earnings/loss from continuing operations and Adjusted diluted earnings/loss from continuing operations per common share
Post believes Adjusted net earnings/loss from continuing operations and Adjusted diluted earnings/loss from continuing operations per common share are useful to investors in evaluating Post’s operating performance because they exclude items that affect the comparability of Post’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings/loss from continuing operations and Adjusted diluted earnings/loss from continuing operations per common share are adjusted for the following items:
a.Gain/loss on investment in BellRing: Post has excluded the impact of its gain/loss on investment in BellRing due to the inherent volatility associated with such amount based on changes in market pricing variations and as the amount and frequency of such adjustments were not consistent. Additionally, Post believes that these gains and losses did not reflect expected ongoing future operating income and expenses and did not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
b.Income/expense on swaps, net: Post has excluded the impact of mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments are not consistent.
c.Debt premiums and tender fees paid/discounts received, net: Post has excluded payments and other expenses for premiums and tender fees on debt extinguishment, net of gains realized on debt repurchased at a discount, as such payments are inconsistent in amount and frequency. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
d.Impairment of goodwill and other intangible assets: Post has excluded expenses for impairment of the Cheese and Dairy reporting unit as such non-cash amounts are inconsistent in amount and frequency and Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
e.Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities: Post has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items, and the amount and frequency of such adjustments are not consistent.
f.Mark-to-market adjustments and impairments on equity securities and investments: Post has excluded the impact of mark-to-market adjustments and impairments on equity securities and investments due to the inherent volatility associated with such amounts based on changes in market pricing variations and investment valuations and as the amount and frequency of such adjustments are not consistent. Additionally, these adjustments are primarily non-cash items and Post believes that such adjustments do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
g.Integration costs and transaction costs: Post has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures, costs incurred in connection with Post’s distribution of its investment in BellRing and integration costs incurred to integrate acquired or to-be-acquired businesses as Post believes that these exclusions allow for more meaningful evaluation of Post’s current operating performance and comparisons of Post’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or Post’s performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the transaction and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future transactions. By excluding these expenses, management is better able to evaluate Post’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for Post.
h.Provision for legal settlements: Post has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
i.Restructuring and facility closure costs, including accelerated depreciation: Post has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
j.Inventory revaluation adjustment on acquired businesses: Post has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of Post’s acquisitions.
k.Gain on dissolution of PHPC: Post has excluded the impact of a gain on the dissolution of PHPC primarily related to the write-off of costs recorded in connection with the initial public offering. Post believes that this gain does not reflect expected ongoing future income and does not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
l.Gain/loss on assets held for sale: Post has excluded gains and losses recorded to adjust the carrying value of facilities and other assets classified as held for sale as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
m.Gain/loss on sale of business: Post has excluded gains and losses recorded on divestitures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
n.Asset disposal costs: Post has excluded costs recorded in connection with the disposal of certain assets which were never put into use as the amount and frequency of these costs are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
o.Costs expected to be indemnified, net: Post has excluded certain costs incurred and expected to be indemnified in connection with damaged assets and gains related to indemnification proceeds received above the carrying value of damaged assets as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
p.Purchase price adjustment on acquisition: Post has excluded adjustments to the purchase price of an acquisition in excess of one year beyond the acquisition date as such amounts are inconsistent in amount and frequency. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post, and such amounts are not factored into the performance of acquisitions after completion of acquisitions.
q.Advisory income: Post has excluded advisory income received from 8th Avenue as Post believes such income does not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
r.Noncontrolling interest adjustment: Post has included an adjustment to reflect the removal of the portion of the non-GAAP adjustments related to PHPC which were attributable to noncontrolling interest prior to the PHPC Dissolution in the calculation of Adjusted net earnings/loss from continuing operations and Adjusted diluted earnings/loss from continuing operations per common share, as Post believes this adjustment contributes to a more meaningful evaluation of Post’s current operating performance.
s.Income tax effect on adjustments: Post has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as Post believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.
t.U.K. tax reform expense: Post has excluded the impact of the income tax expense recorded during fiscal year 2023 and 2022 which reflected the remeasurement of Post’s U.K. deferred tax assets and liabilities considering a 25% U.K. corporate income tax rate for future periods. Post believes that the expense as reported is not representative of Post’s current income tax position and exclusion of the expense allows for more meaningful comparisons of Post’s operating performance to other periods.

Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales
Post believes that Adjusted EBITDA is useful to investors in evaluating Post’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of Post’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Post believes that segment Adjusted EBITDA is useful to investors in evaluating Post’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results. Post believes that Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales are measures useful to investors in evaluating Post’s operating performance because they allow for meaningful comparison of operating performance across periods.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for income tax expense/benefit, interest expense, net and depreciation and amortization, and the following adjustments discussed above: gain/loss on investment in BellRing, income/expense on swaps, net, impairment of goodwill and other intangible assets, mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities, mark-to-market adjustments and impairments on equity securities and investments, integration costs and transaction costs, provision for legal settlements, restructuring and facility closure costs, excluding accelerated depreciation, inventory revaluation adjustment on acquired businesses, gain on dissolution of PHPC, gain/loss on assets held for sale, gain/loss on sale of business, asset disposal costs, costs expected to be indemnified, net, purchase price adjustment on acquisition and advisory income. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:
u.Gain/loss on extinguishment of debt, net: Post has excluded gains and losses recorded on extinguishment of debt, inclusive of payments for premiums, the write-off of debt issuance costs and tender fees and the write-off of net unamortized debt premiums, net of gains realized on debt repurchased at a discount, as such gains and losses are inconsistent in amount and frequency. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
v.Non-cash stock-based compensation: Post’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of Post’s operating performances to other periods.
w.Equity method investment adjustment: Post has included adjustments for the 8th Avenue equity investment loss and Post’s portion of income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s unconsolidated investment accounted for using equity method accounting as Post believes these adjustments contribute to a more meaningful evaluation of Post’s current operating performance.
x.Noncontrolling interest adjustment: Post has included adjustments for (i) the portion of PHPC’s consolidated net earnings/loss prior to the PHPC Dissolution which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of PHPC, as Post believes this basis contributes to a more meaningful evaluation of the consolidated operating company performance and (ii) income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s consolidated investment which is attributable to the noncontrolling owners of Weetabix’s consolidated investment as Post believes these adjustments contribute to a more meaningful evaluation of Post’s current operating performance.

RECONCILIATION OF NET EARNINGS FROM CONTINUING OPERATIONS
TO ADJUSTED NET EARNINGS FROM CONTINUING OPERATIONS (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2023	2022	2023	2022
Net Earnings from Continuing Operations	$65.7	$83.9	$301.3	$735.0

Adjustments:
Loss (gain) on investment in BellRing	—	45.7	(5.1)	(437.1)
Income on swaps, net	(19.5)	(45.1)	(39.9)	(268.0)
Debt discounts received, net	(19.6)	(85.5)	(42.9)	(72.0)
Impairment of goodwill	42.2	—	42.2	—
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	17.4	31.6	14.0
Mark-to-market adjustments and impairments on equity securities and investments	23.2	(0.8)	15.9	1.4
Integration costs	10.9	1.3	30.4	11.1
Transaction costs	1.1	1.0	15.6	32.1
Provision for legal settlements	—	13.8	2.0	13.8
Restructuring and facility closure costs, including accelerated depreciation	8.3	1.8	12.0	11.1
Inventory revaluation adjustment on acquired businesses	0.1	—	12.7	0.6
Gain on dissolution of PHPC	—	—	(10.5)	—
Loss (gain) on assets held for sale	—	0.4	—	(9.4)
Loss on sale of business	—	—	—	6.3
Asset disposal costs	—	—	—	6.1
Costs expected to be indemnified, net	—	(4.4)	(4.2)	(1.6)
Purchase price adjustment on acquisition	—	—	—	(1.2)
Advisory income	(0.2)	(0.2)	(0.6)	(0.6)
Noncontrolling interest adjustment	—	1.3	8.0	5.6
Total Net Adjustments	46.5	(53.3)	67.2	(687.8)
Income tax effect on adjustments (1)	(1.6)	23.0	(11.1)	57.4
U.K. tax reform expense	0.3	0.5	0.7	0.9
Adjusted Net Earnings from Continuing Operations	$110.9	$54.1	$358.1	$105.5

(1) For all periods, income tax effect on adjustments was calculated on all items, except gain/loss on investment in BellRing, income/expense on swaps, net, impairment of goodwill, transaction costs and gain on dissolution of PHPC, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for gain/loss on investment in BellRing, impairment of goodwill and gain on dissolution of PHPC was calculated using a rate of 0.0%. Income tax effect for transaction costs was calculated using a rate of 24.5% for the three months and year ended September 30, 2023 and 12.0% for the three months and year ended September 30, 2022.

RECONCILIATION OF DILUTED EARNINGS FROM CONTINUING OPERATIONS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS FROM CONTINUING OPERATIONS PER COMMON SHARE (Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2023	2022	2023	2022
Diluted Earnings from Continuing Operations per Common Share	$1.01	$1.32	$4.82	$11.75
Adjustment to Diluted Earnings from Continuing Operations per Common Share for impact of redeemable noncontrolling interest and interest expense, net of tax, related to convertible senior notes (1)	(0.04)	—	(0.32)	(0.02)

Adjustments:
Loss (gain) on investment in BellRing	—	0.72	(0.08)	(6.97)
Income on swaps, net	(0.29)	(0.71)	(0.59)	(4.27)
Debt discounts received, net	(0.29)	(1.34)	(0.64)	(1.15)
Impairment of goodwill	0.62	—	0.63	—
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	0.27	0.47	0.22
Mark-to-market adjustments and impairments on equity securities and investments	0.34	(0.01)	0.24	0.02
Integration costs	0.16	0.02	0.45	0.18
Transaction costs	0.02	0.01	0.23	0.51
Provision for legal settlements	—	0.22	0.03	0.22
Restructuring and facility closure costs, including accelerated depreciation	0.12	0.03	0.18	0.18
Inventory revaluation adjustment on acquired businesses	—	—	0.19	0.01
Gain on dissolution of PHPC	—	—	(0.16)	—
Gain on assets held for sale	—	—	—	(0.15)
Loss on sale of business	—	—	—	0.10
Asset disposal costs	—	—	—	0.10
Costs expected to be indemnified, net	—	(0.07)	(0.06)	(0.03)
Purchase price adjustment on acquisition	—	—	—	(0.02)
Advisory income	—	—	(0.01)	(0.01)
Noncontrolling interest adjustment	—	0.02	0.12	0.09
Total Net Adjustments	0.68	(0.84)	1.00	(10.97)
Income tax effect on adjustments (2)	(0.02)	0.36	(0.17)	0.91
U.K. tax reform expense	—	0.01	0.01	0.01
Adjusted Diluted Earnings from Continuing Operations per Common Share	$1.63	$0.85	$5.34	$1.68

(1) Represents the exclusion of the portion of the PHPC deemed dividend (which represented remeasurements to the redemption value of the redeemable noncontrolling interest prior to the PHPC Dissolution) that exceeded fair value and interest expense, net of tax, associated with Post’s convertible senior notes, both of which were treated as adjustments to income available to common shareholders for diluted earnings from continuing operations per common share. Post believes this exclusion allows for more meaningful comparison of performance to other periods.

(2) For all periods, income tax effect on adjustments was calculated on all items, except gain/loss on investment in BellRing, income/expense on swaps, net, impairment of goodwill, transaction costs and gain on dissolution of PHPC, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for gain/loss on investment in BellRing, impairment of goodwill and gain on dissolution of PHPC was calculated using a rate of 0.0%. Income tax effect for transaction costs was calculated using a rate of 24.5% for the three months and year ended September 30, 2023 and 12.0% for the three months and year ended September 30, 2022.

RECONCILIATION OF NET EARNINGS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2023	2022	2023	2022
Net Earnings from Continuing Operations	$65.7	$83.9	$301.3	$735.0
Income tax expense	29.3	42.4	99.7	85.7
Interest expense, net	76.7	72.2	279.1	317.8
Depreciation and amortization	113.8	94.7	407.1	380.2
Loss (gain) on investment in BellRing	—	45.7	(5.1)	(437.1)
Income on swaps, net	(19.5)	(45.1)	(39.9)	(268.0)
Gain on extinguishment of debt, net	(19.3)	(81.7)	(40.5)	(72.6)
Impairment of goodwill	42.2	—	42.2	—
Non-cash stock-based compensation	20.0	17.5	77.2	65.8
Equity method investment adjustment	0.1	17.8	0.4	67.1
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	17.4	31.6	14.0
Mark-to-market adjustments and impairments on equity securities and investments	23.2	(0.8)	15.9	1.4
Integration costs	10.9	1.3	30.4	11.1
Transaction costs	1.1	1.0	15.6	32.1
Provision for legal settlements	—	13.8	2.0	13.8
Restructuring and facility closure costs, excluding accelerated depreciation	4.6	1.8	6.9	11.1
Inventory revaluation adjustment on acquired businesses	0.1	—	12.7	0.6
Gain on dissolution of PHPC	—	—	(10.5)	—
Loss (gain) on assets held for sale	—	0.4	—	(9.4)
Loss on sale of business	—	—	—	6.3
Asset disposal costs	—	—	—	6.1
Costs expected to be indemnified, net	—	(4.4)	(4.2)	(1.6)
Purchase price adjustment on acquisition	—	—	—	(1.2)
Advisory income	(0.2)	(0.2)	(0.6)	(0.6)
Noncontrolling interest adjustment	0.3	2.0	12.1	5.9
Adjusted EBITDA	$349.0	$279.7	$1,233.4	$963.5
Net Earnings from Continuing Operations as a percentage of Net Sales	3.4%	5.3%	4.3%	12.6%
Adjusted EBITDA as a percentage of Net Sales	17.9%	17.7%	17.6%	16.5%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2023
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$141.0	$15.1	$84.6	$12.0	$—	$252.7
General corporate expenses and other	—	—	—	—	(77.7)	(77.7)
Impairment of goodwill	—	—	—	(42.2)	—	(42.2)
Other expense, net	—	—	—	—	20.2	20.2
Operating Profit	141.0	15.1	84.6	(30.2)	(57.5)	153.0
Other expense, net	—	—	—	—	(20.2)	(20.2)
Depreciation and amortization	48.1	9.3	33.2	18.7	4.5	113.8
Impairment of goodwill	—	—	—	42.2	—	42.2
Non-cash stock-based compensation	—	—	—	—	20.0	20.0
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	—	(0.8)	—	0.8	—
Mark-to-market adjustments and impairments on equity securities and investments	—	—	—	—	23.2	23.2
Integration costs	10.5	—	—	—	0.4	10.9
Transaction costs	—	—	—	—	1.1	1.1
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	4.6	4.6
Inventory revaluation adjustment on acquired businesses	0.1	—	—	—	—	0.1
Advisory income	—	—	—	—	(0.2)	(0.2)
Noncontrolling interest adjustment	—	0.5	—	—	—	0.5
Adjusted EBITDA	$199.7	$24.9	$117.0	$30.7	$(23.3)	$349.0
Segment Profit as a percentage of Net Sales	14.0%	11.2%	14.9%	5.1%	—	13.0%
Adjusted EBITDA as a percentage of Net Sales	19.8%	18.5%	20.5%	13.2%	—	17.9%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2022
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$82.0	$27.7	$70.0	$16.1	$—	$195.8
General corporate expenses and other	—	—	—	—	(58.1)	(58.1)
Other income, net	—	—	—	—	(5.8)	(5.8)
Operating Profit	82.0	27.7	70.0	16.1	(63.9)	131.9
Other income, net	—	—	—	—	5.8	5.8
Depreciation and amortization	32.1	9.7	32.2	19.7	1.0	94.7
Non-cash stock-based compensation	—	—	—	—	17.5	17.5
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	0.1	(2.0)	—	19.3	17.4
Mark-to-market adjustments and impairments on equity securities and investments	—	—	—	—	(0.8)	(0.8)
Integration costs	1.3	—	—	—	—	1.3
Transaction costs	—	—	—	—	1.0	1.0
Provision for legal settlements	—	—	13.8	—	—	13.8
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	1.8	1.8
Loss on assets held for sale	—	—	—	—	0.4	0.4
Costs expected to be indemnified, net	—	—	(4.4)	—	—	(4.4)
Advisory income	—	—	—	—	(0.2)	(0.2)
Noncontrolling interest adjustment	—	(0.5)	—	—	—	(0.5)
Adjusted EBITDA	$115.4	$37.0	$109.6	$35.8	$(18.1)	$279.7
Segment Profit as a percentage of Net Sales	14.0%	23.7%	11.2%	6.5%	—	12.4%
Adjusted EBITDA as a percentage of Net Sales	19.6%	31.7%	17.5%	14.4%	—	17.7%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2023
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$378.8	$73.9	$349.5	$69.2	$—	$871.4
General corporate expenses and other	—	—	—	—	(222.7)	(222.7)
Impairment of goodwill	—	—	—	(42.2)	—	(42.2)
Other income, net	—	—	—	—	(7.6)	(7.6)
Operating Profit	378.8	73.9	349.5	27.0	(230.3)	598.9
Other income, net	—	—	—	—	7.6	7.6
Depreciation and amortization	157.3	35.9	128.7	76.1	9.1	407.1
Impairment of goodwill	—	—	—	42.2	—	42.2
Non-cash stock-based compensation	—	—	—	—	77.2	77.2
Equity method investment adjustment	—	0.1	—	—	—	0.1
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	(0.2)	6.5	—	25.3	31.6
Mark-to-market adjustments and impairments on equity securities and investments	—	—	—	—	15.9	15.9
Integration costs	29.6	—	—	—	0.8	30.4
Transaction costs	—	—	—	—	15.6	15.6
Provision for legal settlements	—	—	—	2.0	—	2.0
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	6.9	6.9
Inventory revaluation adjustment on acquired businesses	12.7	—	—	—	—	12.7
Gain on dissolution of PHPC	—	—	—	—	(10.5)	(10.5)
Costs expected to be indemnified, net	—	—	(4.2)	—	—	(4.2)
Advisory income	—	—	—	—	(0.6)	(0.6)
Noncontrolling interest adjustment	—	0.5	—	—	—	0.5
Adjusted EBITDA	$578.4	$110.2	$480.5	$147.3	$(83.0)	$1,233.4
Segment Profit as a percentage of Net Sales	12.5%	14.4%	14.4%	6.8%	—	12.5%
Adjusted EBITDA as a percentage of Net Sales	19.1%	21.5%	19.8%	14.4%	—	17.6%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2022
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$314.6	$109.5	$151.0	$57.1	$—	$632.2
General corporate expenses and other	—	—	—	—	(196.8)	(196.8)
Other income, net	—	—	—	—	(19.8)	(19.8)
Operating Profit	314.6	109.5	151.0	57.1	(216.6)	415.6
Other income, net	—	—	—	—	19.8	19.8
Depreciation and amortization	133.1	37.5	127.5	78.4	3.7	380.2
Non-cash stock-based compensation	—	—	—	—	65.8	65.8
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	0.1	(4.5)	—	18.4	14.0
Mark-to-market adjustments and impairments on equity securities and investments	—	—	—	—	1.4	1.4
Integration costs	8.8	—	—	2.3	—	11.1
Transaction costs	—	0.6	—	—	31.5	32.1
Provision for legal settlements	—	—	13.8	—	—	13.8
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	11.1	11.1
Inventory revaluation adjustment on acquired businesses	—	0.6	—	—	—	0.6
Gain on assets held for sale	—	—	—	—	(9.4)	(9.4)
Loss on sale of business	—	—	—	—	6.3	6.3
Asset disposal costs	—	—	6.1	—	—	6.1
Costs expected to be indemnified, net	—	—	(1.6)	—	—	(1.6)
Purchase price adjustment on acquisition	—	—	—	—	(1.2)	(1.2)
Advisory income	—	—	—	—	(0.6)	(0.6)
Noncontrolling interest adjustment	—	(1.6)	—	—	—	(1.6)
Adjusted EBITDA	$456.5	$146.7	$292.3	$137.8	$(69.8)	$963.5
Segment Profit as a percentage of Net Sales	14.0%	22.9%	7.2%	5.5%	—	10.8%
Adjusted EBITDA as a percentage of Net Sales	20.4%	30.7%	14.0%	13.3%	—	16.5%